Exhibit 10.12

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

Technology Service Agreement

Between

AGM Technology Limited Address: 8/F, Hong Kong Offshore Center 28 Austin Avenue TsimShaTsui, Kowloon (Hereinafter the “Licensor”)	IIG LTD. Address: P.O.Box 1708 No.35 New Road Belize City, Belize (Hereinafter the “Licensee”)

1.      Disclaimer

The purpose of this service agreement is to understand and define the intentions, commitments, and obligations of the parties herein.

WHEREAS the Licensor will provide Products and Services outlined in ADDENDUM A (the Services) to the Licensee; and

WHEREAS the Licensor has agreed to supply the said Products and Services, all on the general terms set out herein.

2.    Description of the Services

1)	The Licensor will provide Technology White Label Services which may include MT4 softwares, Liquidity Bridge, Plugin, Web Services, API, Binary Option MT4 Plugin, Web Trading Terminal, Mobile Trading Terminal, Web-based Social Trading Terminal, Signal and Data Service and Customer Support to the Licensee, including all written or electronic documentation, user manuals and other documents pertaining to Licensor Technology White Label.

2)	The services provided by Licensor as follows:

①　Installation and debugging of selected service components in ADDENDUM A;

②　Operation and maintenance of server and application program of selected service components in ADDENDUM A, including upgrade, backup, debugging, optimization, configuration, monitoring and migration;

③　Training, after sale support of selected service in ADDENDUM A.

Licensor Initials______________	Licensee Initials______________ 1 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

3)	All System components shall be delivered in electronic form as program installation files. The installation files shall be provided by the Licensor and downloaded via the Internet without involving any tangible media. Documentation and the user manuals are built-in the System.

4)	The Licensee shall accept the delivery of the System with all its built-in components and options, and the Licensor warrants operational efficiency only in respect to the System copies issued under this Agreement. The System is provided to the Licensee on an “as is” and “as available” basis and the Licensor does not warrant that the use of the System will be uninterrupted or error-free or that it will achieve its intended purpose or results.

5)	The Licensor, at its sole discretion, reserves the right to modify, delete, or add new functionality, programming fixes, updates, and upgrades to the System and its components.

3.    Obligations of the Licensor

1)	The Licensor agrees to deliver/setup the LicensorTechnology White Label Services for the Licensee within 14 business days after the setup fees defined below is received by the Licensor if applicable.

2)	The Licensor agrees that all customer information from the Licensee is white and confidential -- unauthorized access to customer information is strictly prohibited.

3)	The Licensor agrees that it will fix software/web services bugs and respond to the Licensee’s requests in a timely and professional manner.

4)	As the Licensor does not provide services of an Internet provider, it cannot be held liable whatsoever for any Internet communication and/or equipment failures, delays in reporting of transactions in accounting books or their confirmation or any faults in electric circuits.

5)	The Licensor shall not be liable for any legal actions or claims of the Licensee’s customers arising from the relations between the Licensee and its customers, relating to the operation of the System/Platform or the use by the Licensee and its customers of the Expert Advisors written using the in-built MetaQuotes Language MQL4 or MetaQuotes Language MQL5, or any other trading paltform’s script language.

6)	For access to the System/Platform related to supplying services to users/traders, the Licensee undertakes to use exclusively the MetaTrader 4 Client Terminal or MetaTrader 5 Client Terminal or additionally ordered Mobile terminals or Licensor in-house built trading graphic user interface/terminals supplied by the Licensor. Use of any other Client or Mobile terminal as well as modifications of the Client or Mobile terminal or GUI/ terminal provided by the Licensor are strictly forbidden, unless the Licensor grants to Licensee a written permission for the particular case. The Licensee agrees that the breach of this term will entitle the Licensor to terminate this Agreement without any conditions or limitations.

4.     Obligations of the Licensee

1)	The Licensee agrees to pay service fees in accordance with the Fee Schedule which is outlined in ADDENDUM B (The Fee Schedule).

2)	The Licensee agrees to follow the guidelines provided by the Licensor on proper use of the LICENSOR White Label components that includes MT4 software, MT5 software, Web Service, API, Bridge, Plugins, Components, and/or any other third-party software that connects to, or affects the White Label Platform.

3)	The Licensee shall:

①　at all times conduct his business in a manner that will reflect favorably on the System/Platform and for the good name and reputation of the Licensor;

②　not by himself or with others participate in any illegal, deceptive, misleading or unethical practices including, but not limited to, disparagement of the System/Platform or the Licensor or other practices which may be detrimental to the System/Platform, Licensor or the public interest;

③　not alter, obscure, remove, interfere with or add to any of the trademarks, trade names, markings or notices affixed to or contained in the System/Platform delivered to the Licensee; and

④　not adapt, reproduce, enhance, translate, reverse engineer, decompile, disassemble or otherwise modify or engage in any other similar manipulation of the System or any portion thereof without the Licensor’s express prior written approval and with accordance to the law of the Hong Kong.

Licensor Initials______________	Licensee Initials______________ 2 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

4)	The Licensee agrees that the breach of this term will entitle the Licensor to terminate this Agreement without any conditions or limitations.

5)	Licensee agrees not to place on his website, any website under his control and/or on Internet forums, any materials and/or files which are related to hacking the System/Platform, its components and/or its derivatives (MQL4 or MQL5 programs or API sample, API programs). Licensee also agrees not to distribute any such materials by electronic and/or non-electronic media sources. In case the Licensee comes into possession of information about the publication of such materials, he shall immediately notify the Licensor. In case these materials are posted on the Licensee’s websites, forums or other media sources controlled by the Licensee, he must immediately remove them. Violation of this clause constitutes a material breach of this Agreement and may result in immediate termination of this Agreement.

6)	The Licensee undertakes to correspond with the Licensor exceptionally from the corporate e-mail addresses.

7)	The Licensor may provide the Licensee with additional White Labels Platform and other available System/Platform’s components, subject to formal request with the Licensor’s technical support team. The Licensee agrees to indemnify and hold harmless the Licensor for any third-party claims, actions or suits, as well as any related expenses, liabilities, damages, settlements or fees arising from the Licensee’s and/or the Licensee’s corporate clients’ use or misuse of the White Label. The Licensee is solely responsible for determining the appropriateness of use and assumes all risks associated with the use of White Labels, including but not limited to the risks of program errors, damage to equipment, loss of data or software programs, or unavailability or interruption of operations. In no event shall the Licensor be liable for claims, damages or other liability arising from, out of, or in connection with the White Label Services.

8)	The Licensee shall not participate in any illegal, deceptive, misleading or unethical practices including, but not limited to, disparagement of the System or other practices which may be detrimental to the System, Licensor or the public interest. In the event the Licensee is reported and/or found liable by a national and/or international authority to have committed, or there is suspicion to have committed, a criminal activity or an act of a fraudulent and related activity, the Licensor shall terminate the Agreement and withdraw the license.

9)	The Licensee shall not, and/or shall not allow others to, decompile, disassemble or reverse-engineer any program parts of the System or otherwise modify any software provided by the Licensor, or compromise the data transmission protocols of the Licensor’s software security system or use services based on unlicensed or hacked network protocols. Violation of this clause shall constitute a material breach of this Agreement and shall entitle the Licensor to terminate it.

10)	The Licensee agrees to post its corporate name on the Licensor’s systems in the capacity of the Licensor’s customer.

11)	All Intellectual Property Rights in the System are owned by the Licensor and shall remain the exclusive property of the Licensor. Nothing in this Agreement intends to transfer any such rights or to vest any such rights in the Licensee. The Licensee is only entitled to the limited use of the System only in the manner described and in accordance with the terms of this Agreement.

12)	The Licensee agrees and warrants not to publish on its website and/or any website under its control, any materials and/or files derived from any unauthorized access to the System, its components and/or its derivatives. In the event such materials are found to be published on the Licensee’s websites, forums or other media controlled by the Licensee, they must be immediately removed. The Licensee also agrees and warrants not to distribute any such materials by electronic and/or non-electronic form. Violation of the above terms shall constitute a material breach of this Agreement.

13)	Upon termination of this Agreement for any reason, the Licensee agrees and warrants to remove and delete all copies of the System from the servers, personal computers and any other devices of the Licensee, its employees, servants or agents. The Licensee is obliged to confirm in writing that all copies of the System in its possession, manuals, promotional materials, technical information and other literature provided to the Licensee within the scope of this Agreement have been returned to the Licensor, or destroyed.

14)	The Licensee has a one-time right to “freeze” the license, no earlier than 12 months after execution of this Agreement, for a maximum period of 6 (six) months, provided that all payment obligations under this Agreement are fulfilled. All access to the System and to the Licensor’s resources shall be ceased, and technical support fee shall be suspended, until the request for reactivation. In the event the Licensee does not request reactivation within the prescribed period, this Agreement shall be terminated upon the Licensor’s written notice.

15)	The Licensee shall not withhold information relating to the Licensor’s copyright and its other rights in the System.

Licensor Initials______________	Licensee Initials______________ 3 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

5.     Confidentiality

1)	The Licensee shall observe the conditions of confidentiality with respect to this Agreement and its specific provisions, including but not limited to prices, fees and financial arrangements, and shall recognize their commercial value for the Licensor. Unless otherwise required by law, the Licensee shall observe the conditions of confidentiality with respect to this Agreement and its specific provisions and recognize their commercial value for the Licensor. On this basis, the Licensee shall not disclose the contents of this Agreement to third parties.

2)	Each of the Parties agrees that, within the effective term of this Agreement, as well as after its expiration, it will treat as confidential and not use for its own purposes or disclose without the prior written consent of the other Party to any third party any confidential information, including, without limitation, any operational or technical data, know-how or other information, business and strategic plans, discoveries, production methods, designs, financial and accounting information, sales and marketing data, customer lists and information, except for the cases where such information:

①　exists in the public domain, or

②　is already available to such Party at the moment of its disclosure, or

③　subsequently passes into the public domain other than through the violation of this Agreement, or

④　is expressly allowed to be made available by such Party to any third party; or

⑤　is made available by such Party to a third party in a legal manner.

3)	The “Materials owned by the Licensor” include:

①　System software, as well as any updates and upgrades thereto, new versions thereof and associated subsystems, parts, services and components, including secure data transmission protocols;

②　Licensor’s technical solutions, any upgrades of such materials and any parts of such materials in any form;

③　any other information or data, whether in written, graphical or machine-readable form, relating to the Licensor’s technical designs;

4)	The Licensee understands and acknowledges that the “Materials owned by the Licensor” are confidential information and constitute assets which are valuable for the Licensor. The Licensee shall not use any “Materials owned by the Licensor” for any purposes not specifically mentioned in this Agreement.

5)	The Licensee undertakes not to disclose or provide any “Materials owned by the Licensor” or any part thereof, in any form, to any persons other than its employees. The Licensee undertakes to take appropriate steps to perform its obligations under this Agreement with respect to copying, modification, protection and integrity of such “Materials owned by the Licensor”.

6)	In the event that either Party becomes compelled by law to disclose any confidential information, the receiving Party shall provide the disclosing Party with prompt written notice, so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Section 5 of this Agreement.

7)	In the event that a protective order or other remedy is not obtained, or the disclosing Party waives compliance to the provisions of Section 5 of this Agreement, the receiving Party shall: (1) disclose only the portion of confidential information that is legally required to disclosed and (2) exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to confidential information.

8)	Any disclosure in violation of this Section shall be deemed a material breach of this Agreement and shall entitle the Licensor to terminate it.

9)	Termination of this Agreement for any reason by either Party shall not relieve the Parties of any obligation with respect to information and documentation disclosed under this Agreement.

10)	The provisions of this Section 5 shall survive the effective term of this Agreement and shall remain in force indefinitely.

6.      Material Owned by the Licensor

1)	The “Materials owned by the Licensor” include:

①　Licensor’s technical designs, any upgrades of such materials and any parts of such materials in any form, or

②　any other information or data, whether in written, graphical or machine-readable form, relating to Licensor’s technical designs received by the Licensee from the Licensor, or

Licensor Initials______________	Licensee Initials______________ 4 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

③　Licensor’s technical documentation, articles, news and materials published at Licensor website, www.agmft.com and any website owned by the Licensor.

2)	The Licensee acknowledges that the Materials owned by the Licensor are confidential information and constitute assets which are valuable for the Licensor. The Licensee shall not use any Materials owned by the Licensor for any purposes not specifically mentioned in the Agreement.

3)	The Licensee undertakes not to disclose or provide any Materials owned by the Licensor or any part thereof, in any form, to any persons other than its employees and employees of the Licensor. The Licensee undertakes to take appropriate steps to perform its obligations under this Agreement with respect to copying, modification, protection and integrity of such Materials owned by the Licensor.

4)	The Licensee shall not perform any disassembling or decompilation of any program entities of the System/Platform or attempt otherwise to create, use or modify any software provided by the Licensor, unless such activities are permitted by the conditions of this Agreement.

5)	The Licensee’s obligations envisaged by this Article 5 shall survive the effective term of this Agreement and continue in force after its termination.

7.      Indemnification and Limitation Of Liability

1)	The Licensee understands and acknowledges that the Licensor is a software development company and does not provide nor offers any kind of financial, investment, brokerage, trading, hosting and data feed services in any local or international currency or stock market, nor is the Licensor involved in any respect, directly or indirectly in any commission based payments concerning any trading operations of the Licensee. The Licensee shall indemnify and hold harmless the Licensor against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses including but not limited to attorney’s fees and costs, whether or not involving a third party claim, arising out of the Licensee’s services in relation to the System.

2)	The Licensee acknowledges and agrees that the laws and regulations in some jurisdictions may prohibit or limit trading on some or all instruments, thus the System shall only be used for viewing purposes and all functions for test purposes in such jurisdictions. In the event of the use of the System by the Licensee in such jurisdictions without proper regulatory license where it is prohibited by law and/or by a financial regulator and constitutes an offense, the Licensee is doing so at its own risk and without the Licensor’s consent or knowledge, and the Licensee indemnifies the Licensor from any and all liability.

3)	The Licensor does not provide Internet access and/or trade server hosting services, nor has access to trade servers, transactions, databases or any other confidential information of the Licensee. Hence, the Licensor shall not be deemed to be an insider with respect to the Licensee, its clients or traders and shall not be held liable under any laws of the jurisdictions of any Party concerning the holders of privileged or inside information.

4)	The Licensor does not provide services of a Web hosting provider or computer equipment installation and monitoring services, therefore the Licensor cannot be held liable for any communication and/or equipment failure, delay in reporting transactions in accounting books or their confirmation, or any fault in electric circuits.

5)	In no event shall the Licensor, or any of its employees, affiliates, contractors, directors, officers be held liable to the Licensee or any third party, whether in contract, tort (including negligence), or otherwise, whether foreseeable or not, for:

6)	Any direct, indirect, incidental, special, punitive or consequential damages (including without limitation any loss or corruption of data, interruption, computer failure or pecuniary loss) arising out of the use or inability to use the System and/or services provided via www.agmft.com domain name;

7)	Any loss of income, business, profits or anticipated savings (whether direct or indirect), arising out of the use or inability to use the System and/or services provided via www.agmft.com domain name;

8)	Any loss or damage arising out of or in connection with:

①　Any disruption or delay in any communication when using the System and/or services provided via www.agmft.com domain name;

②　The suspension or termination of this Agreement by either Party;

③　The Licensee’s decision not to update upon release of new versions of the System.

9)	This clause 7.5 along with the entire Section shall survive termination of this Agreement.

Licensor Initials______________	Licensee Initials______________ 5 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

10)	The Licensor shall not be held liable for any legal actions and/or third party claims arising from the relationship between the Licensee and its customers, relating to the operation of the System or from the use of any and all services provided on www.agmft.com web sites by the Licensee and its customers.

11)	The Licensee agrees to indemnify, hold harmless and defend the Licensor from and against all claims,demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses, including but not limited to reasonable attorneys fees and costs, whether or not involving a third Party claim, which arise out of the use or misuse of any White Label. The Licensee is solely responsible for determining the appropriateness of use and assumes all risks associated with the use of White Labels, including but not limited to the risks of program errors, damage to equipment, loss of data or software programs, or unavailability or interruption of operations. In no event shall the Licensor be liable for claims, damages or other liability arising from, out of, or in connection with any White Label, whether foreseeable or not.

8.      Initial Term and Termination

1)	This agreement and the services rendered hereunder are valid for one year and will automatically renew annually after the signing of this contract AND the first trade is processed.

2)	This License shall be put into effect upon the signing of this contract. The Licensee or Licensor can terminate the agreement at any time on (one) month’s written notice. All outstanding fees should be paid within ten (10) days of termination after invoice is issued by Licensor.

3)	The Licensor shall have the right to immediately terminate this License if the Licensee fails to perform any obligation required of The Licensee or if the Licensee becomes bankrupt or insolvent.

4)	In the event that the Licensee fails to pay any invoiced amount within the time period stipulated on the invoice (where such amount is not subject to a bona fide dispute or query) this may result in the immediate termination or stoppage of services if the Licensee fails to pay such undisputed invoiced amount within seven (5) business days of receiving a demand for payment.

5)	Either Party shall have the right to immediately terminate this Agreement on the occurrence of any of the following events:

①　the other Party commits a material breach of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of 10 days after being notified in writing to do so;

②　the other Party becomes insolvent/dissolved, or under administration;

③　the other Party voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency law;

④　the other Party discontinues its business.

6)	Termination of this Agreement for any reason whatsoever shall not excuse the Licensee from paying to the Licensor all fees owed pursuant to Section 5 and all unpaid fees shall become due and payable.

7)	The Licensor shall not be liable to the Licensee for damages of any kind that derive from the termination of this Agreement in accordance with its terms and conditions. The Licensee waives any rights it may have to receive any compensation or reparation for termination of the Agreement under any laws.

8)	In the event of the termination and abandonment hereof, pursuant to the provisions of this Section hereof,this Agreement shall become void and have no effect, without any liability on the part of any of the Parties, except for the liability of the Licensee for fee payment pursuant to Section 5 hereof, removal of all copies of the System pursuant to Clause 4, and except either Party’s confidentiality obligations pursuant to Section 5, that shall remain in force indefinitely.

9.     Announcements

Both Parties agree that no public announcement or press release in connection with the subject matter of this Service Agreement or any further transaction shall be made or issued by or on behalf of either party without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed). This does not apply if the announcement or press release is required by law or by any governmental authority, although in such circumstances the relevant party shall give the other party every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal obligations).

10.      Miscellaneous

1)	Any amendments to this Agreement shall be invalid unless made in written form and executed by both Parties.

Licensor Initials______________	Licensee Initials______________ 6 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

2)	The express terms and conditions of this Agreement are in lieu of all warranties, conditions, terms and obligations whether implied by or arising under statutes, common law, custom, trade usages, common practice, business or other provisions, all of which are hereby excluded to the fullest extent permitted by law.

3)	Notwithstanding any other provision contained in this Agreement, the Licensor shall not be liable to the Licensee for any loss (whether direct or indirect) of profits, loss of business or of anticipated savings, or for any other direct or indirect damage or loss, even if the Licensor has been advised of the possibility thereof and whether arising from negligence, breach of contract or howsoever.

4)	After this agreement comes into force, in case Liceensee determiners to increase service types, it is required to fill in Application Form of Additional Service in ADDENDUM E. An accessory contract will be formed upon Licensor received the written application form of by E-mail, courier, or fax.The payment cycle and expiration date of the accessory contract will be subject to this Agreement.

5)	This Agreement shall be executed in 2 (two) original copies one for each of the Parties. All original copies hereof are identical and legally equal. The Licensor shall sign the 2 (two) original copies of this Agreement and mail them to the Licensee at the address indicated by Licensor. The Licensee shall sign each page of both original copies and return 1 (one) copy to the Licensor in the shortest time possible.

AGM Technology Limited	IIG LTD.

Signature	Signature

Name	Name

Director	Director
Title	Title

Date: December, 25, 2015

Licensor Initials______________	Licensee Initials______________ 7 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

ADDENDUM A – THE SERVICES

The Licensee may choose and confirm the desired components and services below by checking the box. Other Service/Platform Components that not listed hereinabove shall be according to further request to the Licensor.

The Licensor White Label Plan

White Label Dedicated-Plan

List of the Licensor White Label Service Components Need to Be Installed

Components Classification	Components Name	Function	Set No.
MT4 server side component	Network interface Plugin	Implement the service side to transfer and receive non-transactional information for external applications
MT4 server side component	Liquidity Bridge plugin	Implement transactions with Banks or other liquidity suppliers
MT4 server side component	Back stage risk control plugin	Complete trading and systemic risk protection
Web application	Backoffice user management program	Help institutional management and provide self-service portal for agent and user
Web application	SuperMT4 institutional management program	Assist the institutional administrator in transaction system configuration and other activities
Web application	Social trading web user program	A social trading web program that provides users with the ability to choose the signals themselves to invest
Web application	Social trading web back stage management program	Provide institutional administrator with the ability to manage users and signals
Web application	Fund Manager Multi-account expert advisor	Implement multi-account trading and common trading management functions of the fund manager
Web application	Trade information statistics and statement application	Application of the statistical trading system
Web application	Agent management and congestion computing applications	Background application for statistics of agent commission
MT4 system official component	MT4 system official component	Trade via MT4 platform
MT5 system official component	MT5 system official component	Trade via MT5
Application server	Application server	Server environment that runs program
Database server	Database server	Database environment that runs program

The Licensor White Label Service and Components

Platform/System Components	Definition	Yes or No
MT4 Terminal	MT4 Client-side Trading
MT4 Mobile Terminal	MT4 Mobile Terminal Trading
MT5 Terminal	MT5 Client-side Trading
MT5 Mobile Terminal	MT5 Mobile Terminal Trading
Multi-Account System Service	Multi-Account Trading Service of Fund Manager
Social Trading Web Service	Social Trading Web Service
Social Trading Signal and Data Service	Social Trading Signal and Data Service
User Back-Office	User’s discretionary back-office management service
Agent System	Agent’s discretional back-office management service
Binary Option plugin terminal	A binary option transaction is performed via client plug-in form of MT4 or MT5
Binary Option client terminal	A binary option transaction is performed via AGM client-side developed by its own

The Licensor White Label Service Access

Platform/System Access	Definition	Yes or No
Binary Trading Instrument number	The number of users allowed to trade binary options
Multi-Account Manager, manager account number	The number of fund managers allowed in a multi-account system
Social Trading Web Service, account number	The number of accounts allowed in a social transaction service

Licensor Initials______________	Licensee Initials______________ 8 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

ADDENDUM B – THE FEE AND PAYMENT SCHEDULE

1.	One-time Setup Fee

Initial setup fee for Licensee set forth in ADDENDUM A.	USD 20,000.00

2.	Basic Web and Maintenance Fee

Monthly maintenance fee for user back-office and agent system set forth in ADDENDUM A.	USD6,000.00/month

3.	Multi-account Management Service Fee

Based on trading volume	Charge standard as below

Based on the trading volume provided for customers (by lot), the step fee as below:

0.01-10000 lots, US$8/lot
10000.01-25000 lots, US$4/lot
25000.01-50000 lots, US$2/lot
50000.01-75000 lots, US$1/lot
75000.01-100000 lots, US$0.5/lot

Above 100000.01 lots, US$0.3/lot

4.	Payment

1st payment	5 days within signing of this agreement	Initial setup fee	US$20,000.00
Monthly recurring payment	5 days within the end of the month, from the end of the 2nd month	Basic monthly maintenance service fee plus multi-account management service fee

5.	Any customization and development requirements by Licensee are not covered by these fees.

6.	Licensor bank account

Beneficiary Bank name:	DBS BANK(HONGKONG)LIMTED
Bank Code:	016
Beneficiary Bank address:	Unit C D 33F Legend Tower 7 Shing Yip Street KWUN Tong Kowloon
SWIFT Code:	DHBKHKHH
Beneficiary Account Name	AGM TECHNOLOGY LIMITED
Beneficiary Account #	USD: 475532271 HKD: 471586986
Beneficiary Address	8/F, Hongkong Offshore Centre, 28 Austin Avenue, Tsim Sha Tsui, Kowloon

7.	Other Payment Method

Other payment method may be authorized by Licensor in ADDENDUM C and ADDENDUM D.

Licensor Initials______________	Licensee Initials______________ 9 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

ADDENDUM C-OTHER PAYMENT METHOD

Licensor agrees:

1. The service fee payable by Licensee of preceding _______ months is allowed to be paid in a lump sum not later than __________.

2. Licensee is allowed to pay a fixed amount of US$______(__Y___per week____per two week___per month) from ____month to ____month during the period of this Agreement, and pay the balance after summary statistics of each month.

Licensor Initials______________	Licensee Initials______________ 10 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

ADDENDUM D-POWER OF ATTORNEY ON PAYMENT RECEIVED

Licensor Initials______________	Licensee Initials______________ 11 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

ADDENDUM E –APPLICATION FORM OF ADDITIONAL SERVICE AND COMPONENT

Between

AGM Technology Limited	IIG LTD.

Address:	Address:

8/F, Hong Kong Offshore Center	P.O.Box 1708
TsimShaTsui, Kowloon	No.35 New Road
28 Austin Avenue	Belize City, Belize

(Hereinafter the “Lisensor”)	(Hereinafter the “Licensee”)

1. Licensee applies the following service and component to Licensor on _______.

List of the Licensor White Label Service Components Need to Be Installed

Component Classification	Component Name	Function	Set No.

The Licensor White Label Service Components

Platform/System Components	Definition	Yes or No

2. One-time Setup Fee

Initial setup fee for Licensee set forth in ADDENDUM E.	US$

3. Basic Web and Maintenance Fee

Server and application program maintenance service in respect to services set forth in ADDENDUM E.	US$/month

4. Special Service Fee

Based on trading volume	Charge standard as below

Licensor Initials______________	Licensee Initials______________ 12 / 13
AGM Technology Limited	IIG LTD.

AGM Technology Limited Agreement No.: AGMHKAGMB002WL002MAM20151225

Licensee acknowledges and agrees that services and components of this Application is subject to all terms and conditions provided in Agreement No.: AGMHK_AGM001_IIG_WL002_MAM_20151225 and form new ADDENDUM No. _______.

AGM Technology Limited	IIG LTD.

Signature	Signature

Name	Name

Director	Director
Title	Title

Date:

Licensor Initials______________	Licensee Initials______________ 13 / 13
AGM Technology Limited	IIG LTD.